Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

April 30, 2025

Board of Directors

VICI Properties Inc.

VICI Properties GP LLC

VICI Properties L.P.

535 Madison Avenue, 28th Floor

New York, New York 10022

To the addressees referred to above:

We are acting as counsel to VICI Properties Inc., a Maryland corporation (“VICI REIT”), and VICI Properties L.P., a Delaware limited partnership (“VICI LP”) and subsidiary of VICI REIT, in connection with their registration statement on Form S-3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of an unlimited amount of one or more series of (a) the following securities of VICI REIT: (i) shares of common stock, par value $0.01 per share (“Common Stock”), (ii) shares of preferred stock, par value $0.01 per share (“Preferred Stock”), (iii) stock purchase contracts for Common Stock and Preferred Stock (“Purchase Contracts”), (iv) depositary shares representing Preferred Stock (“Depositary Shares”), (v) warrants to purchase Common Stock (“Common Stock Warrants”), Preferred Stock (“Preferred Stock Warrants”) or Depositary Shares (“Depositary Share Warrants” and, collectively with Common Stock Warrants and the Preferred Stock Warrants, “Warrants”), (vi) rights to purchase Common Stock (“Subscription Rights”) and (vii) units (“Units”) comprised of two or more of any of the securities offered by VICI REIT and (b) debt securities of VICI LP (“Debt Securities” and, together with Common Stock, Preferred Stock, Purchase Contracts, Depositary Shares, Warrants, Subscription Rights and Units, “Securities”), all of which may be sold from time to time and on a delayed or continuous basis, as set forth in the prospectus which forms a part of the Registration Statement, and as to be set forth in one or more supplements to the prospectus. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Hogan Lovells US LLP is a limited liability partnership registered in the state of Delaware. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Berlin Birmingham Boston Brussels Colorado Springs Denver Dubai Dublin Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Munich New York Northern Virginia Paris Philadelphia Riyadh Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Tokyo Washington, D.C. For more information see www.hoganlovells.com.

Board of Directors VICI Properties Inc. VICI Properties GP LLC VICI Properties L.P.	2	April 30, 2025

For purposes of this opinion letter, we have assumed that (i) the issuance, sale, amount and terms of any Securities of VICI REIT and/or VICI LP to be offered from time to time will have been duly authorized and established by proper action of the board of directors of VICI REIT (the “Board of Directors”) either on behalf of VICI REIT for itself or in its capacity as the sole member of VICI Properties GP LLC, a Delaware limited liability company, on its own behalf and as the general partner of VICI LP, or a duly authorized committee of such Board of Directors (“Board Action”) consistent with the procedures and terms described in the Registration Statement and in accordance with (a) VICI REIT’s Articles of Amendment and Restatement, as amended, and Amended and Restated Bylaws, as amended, and applicable Maryland corporate law or (b) VICI LP’s Certificate of Limited Partnership, as amended, and Amended and Restated Agreement of Limited Partnership, as amended, and applicable Delaware limited partnership law, in each case in a manner that does not violate any law, government or court-imposed order or restriction or agreement or instrument then binding on VICI REIT and/or VICI LP or otherwise impair the legal or binding nature of the obligations represented by the applicable Securities; (ii) at the time of the offer, issuance and sale of any Securities, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended (the “Act”), and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) any Debt Securities will be issued pursuant to the indenture, dated as of April 29, 2022, between VICI LP and UMB Bank, National Association, as trustee, or any successor trustee, for Debt Securities, as supplemented, or any other indenture for Debt Securities filed in an amendment to the Registration Statement with a qualified trustee named therein; (iv) the applicable indenture under which any Debt Securities are issued will be qualified under the Trust Indenture Act of 1939, as amended; (v) any Warrants will be issued under one or more warrant agreements, each to be between VICI REIT and a financial institution identified therein as a warrant agent; (vi) prior to any issuance of Preferred Stock or Depositary Shares, appropriate articles supplementary shall be filed and accepted for record by the Maryland State Department of Assessments and Taxation; (vii) any Depositary Shares will be issued under one or more deposit agreements by the financial institution identified therein as a depositary, each deposit agreement to be between VICI REIT and the financial institution identified therein as a depositary; (viii) any Purchase Contracts will be issued under one or more purchase contract agreements; (ix) any Units will be issued under one or more unit agreements, each to be between VICI REIT and a unit agent; (x) any Subscription Rights will be issued under one or more subscription rights agreements, each to be between VICI REIT and a financial institution identified therein as a rights agent; (xi) if being sold by the issuer thereof, the Securities will be delivered against payment of valid consideration therefor and in accordance with the terms of the applicable Board Action authorizing such sale and any applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable prospectus supplement; (xii) VICI REIT will remain a Maryland corporation; (xiii) VICI LP will remain a Delaware limited partnership. (xiv) the Securities will not be issued in violation of the ownership limit contained in VICI REIT’s Articles of Amendment and Restatement, as amended; and (xv) the laws of the State of New York will be the governing law under any indenture, purchase contract agreement, deposit agreement, warrant agreement, subscription rights agreement or unit agreement.

Board of Directors VICI Properties Inc. VICI Properties GP LLC VICI Properties L.P.	3	April 30, 2025

To the extent that the obligations of VICI REIT and/or VICI LP with respect to the Securities may be dependent upon such matters, we assume for purposes of this opinion that the other party under any indenture for any Debt Securities, under any purchase contract agreements for any Purchase Contracts, under any deposit agreement for any Depositary Shares, under any warrant agreement for any Warrants, under any subscription rights agreement for any Subscription Rights, and under any unit agreement for any Units, namely, the trustee, the purchase contract agent, the depositary, the warrant agent, the rights agent, or the unit agent, respectively, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such other party is duly qualified to engage in the activities contemplated by such indenture, purchase contract agreement, deposit agreement, warrant agreement, subscription rights agreement or unit agreement, as applicable; that such indenture, purchase contract agreement, deposit agreement, warrant agreement, subscription rights agreement or unit agreement, as applicable, has been duly authorized, executed and delivered by the other party and constitutes the legal, valid and binding obligation of the other party enforceable against the other party in accordance with its terms; that such other party is in compliance with respect to performance of its obligations under such indenture, purchase contract agreement, deposit agreement, warrant agreement, subscription rights agreement or unit agreement, as applicable, with all applicable laws, rules and regulations; and that such other party has the requisite organizational and legal power and authority to perform its obligations under such indenture, purchase contract agreement, deposit agreement, warrant agreement, subscription rights agreement or unit agreement, as applicable.

This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) the Maryland General Corporation Law, as amended, (ii) the Delaware Revised Uniform Limited Partnership Act, as amended and (iii) as to the opinions given in paragraphs (c), (d), (e), (f), (g) and (h), the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other statutes, rules or regulations (and in particular, we express no opinion as to any effect that such other statutes, rules or regulations may have on the opinions expressed herein).

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a)            The Common Stock (including any Common Stock duly issued as part of a Unit or upon the exchange or conversion of Preferred Stock that is exchangeable for or convertible into Common Stock or upon the exercise of Common Stock Warrants or Subscription Rights and receipt by VICI REIT of any additional consideration payable upon such conversion, exchange or exercise), upon due execution and delivery on behalf of VICI REIT of certificates therefor, including global certificates, or the entry of the issuance thereof in the books and records of VICI REIT, as the case may be, will be validly issued, fully paid and nonassessable.

(b)            The Preferred Stock (including any Preferred Stock represented by Depositary Shares or that is duly issued as part of a Unit or upon the exercise of Preferred Stock Warrants and receipt by VICI REIT of any additional consideration payable upon such conversion, exchange or exercise), upon due execution and delivery on behalf of VICI REIT of certificates therefor, including global certificates, or the entry of the issuance thereof in the books and records of VICI REIT, as the case may be, will be validly issued, fully paid and nonassessable.

(c)            The Purchase Contracts, upon due execution and delivery of a purchase contract agreement relating thereto on behalf of VICI REIT and the purchase contract agent named therein, and upon due execution and delivery of the Purchase Contracts on behalf of VICI REIT, will constitute valid and binding obligations of VICI REIT.

Board of Directors VICI Properties Inc. VICI Properties GP LLC VICI Properties L.P.	4	April 30, 2025

(d)            The depositary receipts evidencing the Depositary Shares, upon due countersignature thereof and issuance against a deposit of duly authorized and validly issued Preferred Stock in accordance with the deposit agreement relating thereto, will be validly issued and entitle the holders thereof to the rights specified in such depositary receipts and deposit agreement.

(e)            The Warrants, upon due execution and delivery of a warrant agreement relating thereto on behalf of VICI REIT and the warrant agent named therein and due authentication of the Warrants by such warrant agent, and upon due execution and delivery of the Warrants on behalf of VICI REIT, will constitute valid and binding obligations of VICI REIT.

(f)            The Subscription Rights, upon due execution and delivery of a subscription rights agreement relating thereto on behalf of VICI REIT and the rights agent named therein and upon due execution and delivery of one or more certificates bearing such terms on behalf of VICI REIT, will constitute valid and binding obligations of VICI REIT.

(g)            The Debt Securities, upon due execution and delivery of an indenture relating thereto on behalf of VICI LP and the applicable trustee named therein, and upon authentication by such trustee and due execution and delivery on behalf of VICI LP in accordance with the applicable indenture and any supplemental indenture relating thereto, will constitute valid and binding obligations of VICI LP.

(h)            The Units, upon due execution and delivery of a unit agreement relating thereto on behalf of VICI REIT, and upon due execution and delivery of such Units and the underlying Securities, if applicable, that are components of such Units in accordance with the applicable unit agreement, warrant agreement (in the case of underlying Warrants), deposit agreement (in the case of underlying Depositary Shares) or purchase contract agreement (in the case of underlying Purchase Contracts), and assuming that any underlying Securities not issued by VICI REIT that are components of such Units have been duly and properly authorized for issuance and constitute valid and binding obligations enforceable against the issuer thereof in accordance with their terms, such Units will constitute valid and binding obligations of VICI REIT.

The opinions expressed in Paragraphs (c), (d), (e), (f), (g) and (h) above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights and remedies (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential or voidable transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Securities are considered in a proceeding in equity or at law), including, without, limitation, principles limiting the availability of specific performance and injunctive relief.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Board of Directors VICI Properties Inc. VICI Properties GP LLC VICI Properties L.P.	5	April 30, 2025

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP